                                                                    EXHIBIT 99.1


                                [CARAUSTAR LOGO]


FOR IMMEDIATE RELEASE
JULY 30, 2002

                                               CONTACT: H. Lee Thrash, III
                                                        Chief Financial Officer
                                                        (770) 948-3101


                               CARAUSTAR REPORTS
                          SECOND QUARTER 2002 RESULTS


ATLANTA, GEORGIA - Caraustar Industries, Inc. (NASDAQ-NMS Symbol: CSAR) today announced that revenues for the second quarter ended June 30, 2002 were $233.2 million, an increase of 1.5 percent from revenues of $229.8 million for the same quarter of 2001. Net loss for the second quarter of 2002 was $581 thousand, compared to second quarter 2001 net income of $376 thousand. Net loss per diluted share for the second quarter of 2002 was $0.02, compared to net income per diluted share of $0.01 in the second quarter of 2001. The second quarter 2002 results include a $985 thousand pre-tax restructuring charge related to the permanent closure of our Camden and Chicago paperboard mills, which were shut down in 2000 and 2001, respectively. The $985 thousand charge represents a revised estimate of fixed asset disposals at these mills. The second quarter 2001 results include a $3.8 million pre-tax reduction in reserves related to expiring unfavorable supply contracts acquired with the Sprague paperboard mill. Excluding the restructuring charge, earnings per diluted share for the second quarter of 2002 were $0.00, compared to a net loss per diluted share of $0.07 in the second quarter of 2001 excluding the Sprague reserve reduction.

For the six-month period ended June 30, 2002, revenues were $455.4 million, a
1.6 percent decrease from revenues of $462.8 million for 2001. The net loss for the first six months of 2002 was $82 thousand compared to a net loss of $10.5 million in 2001. The earnings per diluted share were $0.00 for the first half of 2002 compared with a net loss per diluted share of $0.38 for the first half of 2001. The net loss for the first six months of 2002 includes the $985 thousand pre-tax restructuring charge discussed above. Net income computed without the impact of the restructuring charge for the first six months of 2002 was $536 thousand, or $0.02 per diluted share, compared to a net loss computed without the impact of restructuring charges, extraordinary items and the Sprague reserve reversal for the first six months of 2001 of $5.7 million, or $0.20 per diluted share.

Thomas V. Brown, president and chief executive officer of Caraustar, stated, "While it is very encouraging that volumes have improved year-over-year and over consecutive quarters, especially in view of the slower growth in total industry volume, the staggering increase in fiber cost of the last three months has temporarily delayed our earnings recovery. The recent announcement of a second round of price increases by our uncoated mill group should help restore reasonable margins in that business segment.

"Last week we announced the signing of a definitive agreement to acquire the assets of Smurfit-Stone's Industrial Packaging Division. We believe the addition of their 17 tube and core plants, 3 solid fiber partition plants and 3 uncoated boxboard mills will provide substantial benefits to Caraustar by creating significant economies of scale in our tube and core converting system and allowing us to operate our mill system at full

           PHONE 770-948-3101 . P.O. BOX 115 . AUSTELL, GA 30168-0115
              3100 JOE JERKINS BOULEVARD . AUSTELL, GA 30106-3227

Caraustar Industries, Inc.
July 30, 2002
Page 2


capacity. We expect to close the deal in late August. The overall benefits of integrating the new paperboard capacity gains should be in effect as early as the fourth quarter of 2002, while the full effect of the converting system consolidation should be reflected in the company's performance over the course of the next four quarters."

Brown continued, "Considering the anticipated acquisition and the overall impact of the recovered fiber-driven margin squeeze, it is very difficult to assess third quarter expectations. Weakening of the fiber market in recent weeks, however, provides some encouragement for results in the last half of the quarter. On a conservative basis and in consideration of the uncertainties of the fiber market, we expect a net loss for the third quarter in the range of $0.05 - $0.10 per share."

Total shipments for the company increased 7.6 percent to 283 thousand tons in the second quarter of 2002 from 263 thousand tons in the first quarter of 2002, compared to a 3.8 percent industry gain for the same period. Total shipments for the first half of 2002 increased 5.9 percent compared to a 3.9 percent decline in the industry in comparison to the first half of 2001. The mill system and converting operations continued to make impressive volume gains in the second quarter. Mill volumes improved by 7.1 percent in the second quarter compared to first quarter of 2002. Tube and core converted volume was up 14.7 percent in the second quarter compared to a soft first quarter of 2002. Converted folding carton volume increased by 9.2 percent in the second quarter compared to first quarter of 2002.

Gross paperboard margins at the company's paperboard mills decreased $26 per ton in the second quarter of 2002 compared to the first quarter of 2002, as paperboard selling prices decreased $7 per ton and recovered fiber costs increased $19 per ton. Energy costs at the company's paper mills remained at $49 per ton in the second quarter of 2002 compared to the first quarter of 2002. Paperboard margins on tubes and cores increased $11 per ton, as selling prices increased $5 per ton and paperboard costs decreased $6 per ton in the second quarter of 2002 compared to the first quarter of 2002.

The company estimates that the improved mill volume generated approximately $2.2 million in incremental operating income, which was more than offset by a $6.2 million decrease in operating income due to the $26 per ton decrease in gross paper margins in the second quarter. Increased tube and core volume generated approximately $0.4 million in incremental operating income, and the $11 per ton increase in tube and core gross paper margins contributed approximately $0.6 million to operating income in the second quarter. Improved volume and lower operating costs in the carton and custom packaging group increased operating income by $1.2 million in the second quarter. As a result of the foregoing, operating income declined by $1.8 million in the second quarter compared to the first quarter of 2002.

Volume gains of 18 thousand tons at the Premier Boxboard joint venture were partially offset by an $8 per ton decrease in selling prices and a $25 per ton increase in recovered fiber cost in the second quarter compared to the first quarter of 2002. As a result, equity in income of unconsolidated affiliates increased by $1 million over the same period.

Net cash provided by operations was $24.7 million in the second quarter, up from $16.0 million in the first quarter of 2002. Capital expenditures were $4.9 million in the second quarter of 2002. Net free cash flow was $19.0 million in the second quarter of 2002, and our cash on hand position improved to $86.5 million as of June 30, 2002.

Caraustar, a recycled packaging company, is one of the largest and lowest-cost manufacturers and converters of recycled paperboard and recycled packaging products in the United States. The company has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar is the only major packaging company that serves the four principal recycled paperboard product markets: tubes, cores and cans; folding carton and custom packaging; gypsum wallboard facing paper; and miscellaneous "other specialty" and converted products.

Caraustar Industries, Inc.
July 30, 2002
Page 3


Caraustar will be hosting a Webcast of its second quarter 2002 results beginning at 10:30 a.m. (EDT) on Tuesday, July 30, 2002. In order to listen to the Webcast of its conference call, participants can log on at http://www.firstcallevents.com/service/ajwz361961147gf12.html or log on at http://www.caraustar.com and look for the Webcast button/icon on "Our Financials" page of the Caraustar Web site.

This press release contains certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company's expectations, anticipations or beliefs, including statements regarding expected effect of price increases, the expected benefits of the company's agreement to acquire the assets of Smurfit-Stone's Industrial Packaging Division and the company's expectations regarding its third quarter 2002 financial results. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors, including, but not limited to, fluctuations in raw material prices and energy costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, demand for the company's products, the degree of success achieved by the company's new product initiatives, changes in government regulations, the company's ability to complete acquisitions (including specifically the acquisition of the assets of Smurfit-Stone's Industrial Packaging Division) and successfully integrate the operations of acquired businesses and the company's ability to service its substantial indebtedness. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company's registration statements and reports filed with the Securities and Exchange Commission, which are available from the company. These documents also may be examined at public reference facilities maintained by the Securities and Exchange Commission or, to the extent filed via EDGAR, accessed through the Web Site of the Securities and Exchange Commission (http://www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

                                     # # #

                  CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               For The Three Months Ended           For The Six Months Ended
                                                                       June 30,                            June 30,
                                                             ---------------------------         ---------------------------
                                                               2002              2001              2002              2001
                                                             ---------         ---------         ---------         ---------
                                                                     (Unaudited)                        (Unaudited)

SALES                                                        $ 233,220         $ 229,759         $ 455,383         $ 462,847

COST OF SALES                                                  174,202           165,615           339,682           344,022
                                                             ---------         ---------         ---------         ---------
         Gross profit                                           59,018            64,144           115,701           118,825

FREIGHT COSTS                                                   14,709            13,444            27,730            26,430
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                    36,396            36,312            70,391            73,029
                                                             ---------         ---------         ---------         ---------
         Operating income before restructuring costs             7,913            14,388            17,580            19,366

RESTRUCTURING COSTS                                                985                 0               985             7,083
                                                             ---------         ---------         ---------         ---------
         Operating income                                        6,928            14,388            16,595            12,283

OTHER (EXPENSE) INCOME:
Interest expense                                                (9,377)          (11,556)          (18,679)          (20,766)
Interest income                                                    492               217               868               305
Equity in income (loss) of unconsolidated affiliates             1,032            (1,150)            1,035            (2,735)
Other, net                                                         (79)             (791)             (111)             (513)
                                                             ---------         ---------         ---------         ---------
                                                                (7,932)          (13,280)          (16,887)          (23,709)
                                                             ---------         ---------         ---------         ---------
(LOSS) INCOME BEFORE MINORITY INTEREST,
         INCOME TAXES AND EXTRAORDINARY LOSS                    (1,004)            1,108              (292)          (11,426)

MINORITY INTEREST                                                   55                65                78                37

(BENEFIT) PROVISION FOR INCOME TAXES                              (368)              797              (132)           (3,634)
                                                             ---------         ---------         ---------         ---------

(LOSS) INCOME BEFORE EXTRAORDINARY LOSS                           (581)              376               (82)           (7,755)

EXTRAORDINARY LOSS FROM EARLY EXTINGUISHMENT
         OF DEBT, NET OF TAX BENEFIT                                 0                 0                 0            (2,695)
                                                             ---------         ---------         ---------         ---------

NET (LOSS) INCOME                                            $    (581)        $     376         $     (82)        $ (10,450)
                                                             =========         =========         =========         =========

BASIC

(LOSS) INCOME PER COMMON SHARE BEFORE
         EXTRAORDINARY LOSS                                  $   (0.02)        $    0.01         $   (0.00)        $   (0.28)
                                                             =========         =========         =========         =========

EXTRAORDINARY LOSS PER COMMON SHARE                          $    0.00         $    0.00         $    0.00         $   (0.10)
                                                             =========         =========         =========         =========

NET (LOSS) INCOME PER COMMON SHARE                           $   (0.02)        $    0.01         $   (0.00)        $   (0.38)
                                                             =========         =========         =========         =========

Weighted average number of shares outstanding                   27,857            27,852            27,857            27,834
                                                             =========         =========         =========         =========

DILUTED

(LOSS) INCOME PER COMMON SHARE BEFORE
         EXTRAORDINARY LOSS                                  $   (0.02)        $    0.01         $   (0.00)        $   (0.28)
                                                             =========         =========         =========         =========

EXTRAORDINARY LOSS PER COMMON SHARE                          $    0.00         $    0.00         $    0.00         $   (0.10)
                                                             =========         =========         =========         =========

NET (LOSS) INCOME PER COMMON SHARE                           $   (0.02)        $    0.01         $   (0.00)        $   (0.38)
                                                             =========         =========         =========         =========

Diluted weighted average number of shares outstanding           28,132            27,865            28,010            27,840
                                                             =========         =========         =========         =========

                  CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                   June 30,             December 31,
                                                                     2002                  2001*
                                                                 -----------           ------------
                                                                 (Unaudited)

                                            ASSETS

CURRENT ASSETS:
      Cash and cash equivalents                                    $  86,502             $  64,244
      Receivables, net of allowances                                 106,177                86,297
      Inventories                                                    100,349               101,823
      Refundable income taxes                                          1,310                17,949
      Other current assets                                            20,083                16,456
                                                                   ---------             ---------
          Total current assets                                       314,421               286,769
                                                                   ---------             ---------

PROPERTY, PLANT AND EQUIPMENT:
      Land                                                            12,620                12,620
      Buildings and improvements                                     138,156               135,727
      Machinery and equipment                                        632,452               625,691
      Furniture and fixtures                                          14,292                14,326
                                                                   ---------             ---------
                                                                     797,520               788,364
      Less accumulated depreciation                                 (366,989)             (337,988)
                                                                   ---------             ---------
      Property, plant and equipment, net                             430,531               450,376
                                                                   ---------             ---------

GOODWILL, net                                                        148,577               146,465
                                                                   ---------             ---------

INVESTMENT IN UNCONSOLIDATED AFFILIATES                               58,877                62,285
                                                                   ---------             ---------

OTHER ASSETS                                                          16,818                15,086
                                                                   ---------             ---------
                                                                   $ 969,224             $ 960,981
                                                                   =========             =========

                               LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
      Current maturities of debt                                   $      48             $      48
      Accounts payable                                                62,505                52,133
      Accrued liabilities                                             39,473                37,749
      Dividends payable                                                    0                   833
                                                                   ---------             ---------
          Total current liabilities                                  102,026                90,763
                                                                   ---------             ---------

OTHER LONG-TERM DEBT, less current maturities                        512,140               508,691
                                                                   ---------             ---------
DEFERRED INCOME TAXES                                                 66,619                66,760
                                                                   ---------             ---------
DEFERRED COMPENSATION                                                  1,598                 1,741
                                                                   ---------             ---------
OTHER LIABILITIES                                                      4,679                12,512
                                                                   ---------             ---------
MINORITY INTEREST                                                        857                   935
                                                                   ---------             ---------


SHAREHOLDERS' EQUITY:
      Preferred stock, $.10 par value; 5,000,000 shares
          authorized; none issued                                          0                     0
      Common stock, $.10 par value; 60,000,000 shares
          authorized, 27,857,768 and 27,853,897 shares
          issued and outstanding at June 30, 2002
          and December 31, 2001, respectively                          2,786                 2,785
      Additional paid-in capital                                     181,689               180,116
      Retained earnings                                               97,404                97,488
      Accumulated other comprehensive loss                              (574)                 (810)
                                                                   ---------             ---------
                                                                     281,305               279,579
                                                                   ---------             ---------
                                                                   $ 969,224             $ 960,981
                                                                   =========             =========


* Condensed from audited financial statements.

                  CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                   For the Six Months Ended
                                                                                         June 30,
                                                                               ------------------------------
                                                                                 2002                  2001
                                                                               --------             ---------
                                                                                        (Unaudited)

Cash provided by (used in)
       Operating activities:
             Net loss                                                          $    (82)            $ (10,450)
             Extraordinary loss from early extinguishment of debt                     0                 4,305
             Depreciation and amortization                                       30,896                31,011
             Restructuring costs                                                    985                 3,987
             Other noncash adjustments                                             (347)               (5,867)
             Equity in income or loss of unconsolidated affiliates,
                  net of distributions                                            1,920                 2,735
             Changes in current assets and liabilities                            7,312                (9,430)
                                                                               --------             ---------
             Net cash provided by operating activities                           40,684                16,291
                                                                               --------             ---------

       Investing activities:
             Purchases of property, plant and equipment                         (10,701)              (17,868)
             Acquisitions of businesses, net of cash acquired                      (115)                  (34)
             Other                                                                  875                    89
                                                                               --------             ---------
             Net cash used in investing activities                               (9,941)              (17,813)
                                                                               --------             ---------

       Financing activities:
             Proceeds from senior credit facility                                     0                18,000
             Repayments of senior credit facility                                     0              (212,000)
             Proceeds from the issuance of the 7 1/4%
                  and 9 7/8% notes                                                    0               291,200
             Repayments of other long and short-term debt                        (6,581)              (67,109)
             7.74% senior notes prepayment penalty                                    0                (3,565)
             Dividends paid                                                        (833)               (7,202)
             Other                                                               (1,071)               (1,525)
                                                                               --------             ---------
             Net cash (used in) provided by financing activities                 (8,485)               17,799
                                                                               --------             ---------

       Net change in cash and cash equivalents                                   22,258                16,277
       Cash and cash equivalents at beginning of period                          64,244                 8,900
                                                                               --------             ---------
       Cash and cash equivalents at end of period                              $ 86,502             $  25,177
                                                                               ========             =========


       Supplemental Disclosures:

             Cash payments for interest                                        $ 18,244             $  14,504
                                                                               ========             =========
             Cash payments for income taxes                                    $    247             $   1,113
                                                                               ========             =========
             Stock issued for acquisitions                                     $      0             $  18,799
                                                                               ========             =========